Exhibit 10.33

F O R E S T 0 I L C O R P O R A T I O N 707 Seventeenth Street Suite 3600 Denver, CO 80202 (303)812 - 1400

January 24, 2014

Richard W. Schelin

Forest Oil, Denver

Dear Rick:

I am pleased to offer you a promotion to the position of Vice President, General Counsel & Secretary for Forest Oil Corporation (“Forest”) effective January 25, 2014. Acceptance of this offer indicates your agreement for Forest to rescind its letters to you dated December 15, 2013 and January 2, 2014 which confirmed the termination of your employment on January 15, 2014 and confirms your agreement to continue your employment with Forest Oil under the terms and conditions outlined in this letter. You further agree to rescind the Settlement Agreement and General Release which you executed on January 15, 2014 confirming your termination of employment and the considerations to be provided by Forest Oil upon your execution of that agreement.

Your assignment to the position of Vice President, General Counsel & Secretary is for the period January 25, 2014 through January 15, 2015 and could be extended at the discretion of Forest for up to three (3) additional months if necessary in order for you to conclude significant corporate legal matters on which you may be working. Any extension of your employment beyond April 15, 2015 would be subject to the mutual agreement of Forest and you. Barring a mutual agreement to extend your employment beyond April 15, 2015 Forest agrees to consider your assignment to be completed and initiate termination of your employment no later than April 15, 2015.

Forest will pay to you in the form of a “retention bonus” the amount of $405,000, minus the amount of any award paid to you under the provisions of the Forest Oil Corporation 2013 Annual Incentive Plan (AIP), on July 15, 2014.

Upon assuming the position of Vice President, General Counsel & Secretary your annual base salary will be increased to $335,000. No additional increase in base salary is anticipated during the period of this assignment.

Your AIP target award level will be increased to 60% of base salary. Any award you may receive under the 2013 AIP will be calculated using your new base salary and AIP target and paid at the time that 2013 AIP awards are paid in March 2014. As stated above, the amount of any 2013 AIP award will act to reduce, dollar  for dollar, the $405,000 retention bonus to be paid on July 15, 2014.

Your participation in the 2014 AIP will be at the 60% target award level under the terms and conditions of the 2014 AIP and paid at the time other awards are paid in 2015. You will not participate in any 2015 AIP that may be approved.

Upon assuming the position of Vice President, General Counsel & Secretary you will be granted 67,000 phantom stock units denominated in shares of Forest Oil Corporation common stock with mandatory cash settlement. These phantom stock units would vest 100% on the third anniversary of the date of grant or upon involuntary termination of your employment or under certain other circumstances in accordance with a phantom stock unit agreement that will be provided you; provided, however, that these phantom stock units shall vest on April 15, 2015 unless you and Forest mutually agree to extend your employment beyond that date. All other outstanding unvested shares that you currently hold will vest in accordance with the provisions of the various stock agreements in place between you and Forest.

The Severance Agreement dated December 18, 2012 between you and Forest will be canceled upon your acceptance of this offer of continued employment. Thereafter, you will become eligible for severance pay equal to one-half month’s base salary ($13,958.34) on each of February 6, 2014 and February 6, 2015, which are the anniversaries of your date of hire, to the extent that you remain employed with Forest on those dates. The severance pay for which you become eligible will be paid to you upon an involuntary termination of your employment that is not based on unsatisfactory performance, contingent upon your signing a release approved by Forest.

You would be paid a completion bonus based on the number of days you remain at Forest beyond January 15, 2015. The bonus amount would be equal to 60% of your base salary multiplied by the ratio of (i) the number of days worked beyond January 15, 2015 over

(ii) 365. The completion bonus would be paid to you upon satisfactory completion of your assigmnent and your employment termination on a date to be determined by Forest, but no later than April 15, 2015, unless such date is extended by the mutual agreement of you and Forest. Payment of this completion bonus would also be contingent upon your signing a release approved by Forest.

If you resign from employment or if your employment is terminated for unsatisfactory performance as determined in the sole discretion of Forest Oil management prior to April 15, 2015, you will receive only those payments and benefits consistent with termination for such reasons under Forest’s employee policies, plans, programs and agreements in place at that time. An exception would be the retention bonus ($405,000 minus the 2013 AIP award paid), which would still be paid on July 15, 2014.

Unless expressly addressed above, you would experience no change in the employee benefits programs currently provided to you. You would remain  eligible  for  benefits under Forest’s Retiree Medical Plan upon termination of your employment.

This letter should not be construed as a guarantee of continued employment for any period of time nor does it alter in any way the at-will employment relationship between you and Forest.

Your signature below confirms your acceptance of the position of Vice President, General Counsel & Secretary for Forest Oil Corporation effective January 25, 2014 and the terms and conditions of your continued employment as outlined in this letter. This letter is valid through January 25, 2014.

Rick, I am pleased to offer you this promotion and continued employment with Forest, and I look forward to yom acceptance.

Sincerely,

Patrick R. McDonald
President and Chief Executive Officer

1/24/14
Acepted: Richard W. Schelin	Date

c: Paul Dusha, Vice President Human Resources